Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Counter Press Acquisition Corporation (the “Company”) on Form S-1 of our report dated December 20, 2021, with respect to our audit of the Company’s financial statements as of September 30, 2021 and for the period from May 19, 2021 (inception) through September 30, 2021, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

Melville, New York

December 21, 2021